Exhibit 99.1

ADESA, Inc. Announces Promotions of Brad Todd, Paul Lips

INDIANAPOLIS— ADESA, Inc. (NYSE:KAR) announced today that Bradley A. Todd has been named chief operating officer of ADESA Corporation, LLC, ADESA, Inc.’s used vehicle auction subsidiary in the United States. These new responsibilities are in addition to his current role as president of AFC, the company’s floorplan financing subsidiary. He also holds the title of executive vice president of ADESA, Inc.

Brad joined the company in 1994 as corporate controller, then moved to AFC as chief financial officer in 1995.  He was promoted in 1996 to chief operations officer and then to president of AFC in 2001.

Paul J. Lips has been named senior vice president of Operations for ADESA Corporation, effective May 1, 2005, reporting to Brad Todd.  He was previously vice president of Investor Relations and Planning for ADESA, Inc.

Paul began his career at ADESA in 1996. In 1997, he was promoted to controller and assistant treasurer and in 2001 to chief financial officer and treasurer of ADESA Corporation. He was promoted to his investor relations and planning role in 2004.

“This year marks a new beginning for ADESA, Inc. as a stand-alone publicly traded company, free to chart its own course,” said ADESA, Inc. Chairman, President and CEO David Gartzke.  “Strategically, it makes sense for us, as we move forward in this competitive industry, to begin to look at synergies across our business lines.  Brad and Paul bring to the table years of experience through our ranks, along with the ability to think both strategically and globally.”

About ADESA, Inc.

Headquartered in Carmel, Indiana, ADESA, Inc. (NYSE: KAR) is North America’s largest publicly traded provider of wholesale vehicle auctions and used vehicle dealer floorplan financing.  The company’s operations span North America with 53 ADESA used vehicle auction sites, 30 Impact salvage vehicle auction sites and 83 AFC loan production offices.  For further information on ADESA, Inc., visit the company’s Web site at http://www.adesainc.com.

Forward-Looking Statements

This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding anticipated financial results, are subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected, expressed or implied by such forward-looking statements. The statements are based on assumptions about important factors including: general business conditions; market trends; competition; weather; vehicle production; trends in new and used vehicle sales; business development activities, including acquisitions; economic conditions, including exchange rate and interest rate fluctuations; litigation developments; and the other risk factors described in the company’s Annual Report on Form 10-K, and other risks described from time to time in the company’s filings with the Securities and Exchange Commission. Many of these risk factors are outside of the company’s control, and as such, they involve risks which are not currently known to the company that could cause actual results to differ materially from forecasted results. The forward-looking statements in this document are made as of the date hereof and the company does not undertake to update its forward-looking statements.